Exhibit 10.4

EXECUTION COPY

OPTION AND LICENSE AGREEMENT

This OPTION AND LICENSE AGREEMENT (this “Agreement”), dated as of March 24, 2004 (the “Effective Date”), is made by and between Barr Laboratories, Inc., a corporation organized and existing under the laws of Delaware (“Barr”), and Galen (Chemicals) Limited, a company organized and existing under the laws of the Republic of Ireland (“Galen”). Barr and Galen are each sometimes referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Barr and Galen are pharmaceutical companies engaged in the marketing and sale of pharmaceutical products, including women’s health products; and

WHEREAS, Barr owns or controls certain product registrations (or applications therefor) and know-how related to the Licensed Products (as defined below); and

WHEREAS, Galen desires to obtain from Barr, and Barr desires to grant to Galen, an option to acquire, and upon exercise of such option a license to, certain exclusive and nonexclusive rights under the Approved ANDAs (as defined below) to commercialize the Licensed Products in the Territory (as defined below), upon the terms and subject to the conditions of this Agreement; and

WHEREAS, in the event that Galen exercises the option, Barr desires to supply to Galen, and Galen desires to obtain exclusively from Barr, all of Galen’s requirements of Licensed Product for the Territory, upon the terms and subject to the conditions of the Supply Agreement (defined below);

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, whether in the singular or plural, each of the following capitalized terms shall have the meanings set forth in this Article 1:

1.1 “21-Day ANDA” means the Abbreviated New Drug Application number 76-198, which references the product approved under New Drug Application 18-127, filed with the FDA by Barr in order to obtain approval to commence sale of the 21-Day Licensed Product (and any supplement or amendment filed pursuant to FDA requirements).

1.2 “28-Day ANDA” means the Abbreviated New Drug Application number 76-238, which references the product approved under New Drug Application 17-716, filed with the FDA by Barr in order to obtain approval to commence sale of the 28-Day Licensed Product (and any supplement or amendment filed pursuant to FDA requirements).

1.3 “21-Day Licensed Product” means 0.4 mg. norethindrone/.035 mg. ethinyl estradiol 21-day oral tablet, described in, and the sale of which is or will be permitted in the Territory by, the 21-Day ANDA (to the extent the 21-Day ANDA is or becomes an Approved ANDA).

1.4 “28-Day Licensed Product” means 0.4 mg. norethindrone/.035 mg. ethinyl estradiol 28-day oral tablet, described in, and the sale of which is or will be permitted in the Territory by, the 28-Day ANDA (to the extent the 28-Day ANDA is or becomes an Approved ANDA).

1.5 “Affiliates” means, with respect to a Party, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party at any time during the period for which the determination of affiliation is being made. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or affairs of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the voting interests.

1.6 “ANDAs” means collectively or either, as the case may be, the 21-Day ANDA and the 28-Day ANDA.

1.7 “Applicable Law” means all applicable laws, statutes, ordinances, rules, regulations (including cGMPs (defined below)), writs, judgments, decrees, injunctions (whether preliminary or final), orders and other requirements (including Abbreviated New Drug Applications, permits, certificates and other product authorizations and approvals) of any Governmental Authority (including the FTC and FDA or any self-regulatory organization or stock exchange).

1.8 “Approved ANDA” means any of the ANDAs that has been approved by the FDA.

1.9 “Business Day” means any day other than a Saturday, Sunday or day on which banks in New York, New York are authorized or obligated by Applicable Law to close. Any reference in this Agreement to “day” whether or not capitalized shall refer to a calendar day, not a Business Day.

1.10 “cGMPs” means current Good Manufacturing Practices (as set forth in C.F.R. Parts 210 and 211)

1.11 “CMC Section” means the Chemistry, Manufacturing and Controls Section of a regulatory submission document included in an ANDA as set forth in 21 C.F.R. §314.94(a)(9).

1.12 “Damages” means any and all costs, losses, claims, liabilities, fines, penalties, awards, verdicts, settlements, judgments, interests and expenses, including reasonable attorney’s fees and costs of suit.

1.13 “FDA” means the United States Food and Drug Administration, or any successor agency thereof.

1.14 “FTC” means the United States Federal Trade Commission, or any successor agency thereof.

1.15 “Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty, accident, war, revolution, civil disorder, terrorist attack, embargo, any restriction of any Governmental Authority (to the extent such Governmental Authority has ruling authority over such Party), or other similar event beyond the reasonable control of such Party, if and only if the Party affected shall have used commercially reasonable efforts to avoid such occurrence.

1.16 “Governmental Authority” means any governmental, regulatory or administrative authority, court, tribunal, arbitrator, agency, commission, official or other instrumentality of any supranational authority or any federal, state, provincial, municipal, county, city or other political subdivisions thereof.

1.17 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Section 7A of the Clayton Act, 15 USC §18A, as amended.

1.18 “Know-How” means any technical information (whether patented, patentable or otherwise), including all product specifications, processes, product designs, plans, trade secrets, ideas, concepts, manufacturing, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, efficacy, stability, quality assurance, quality control and clinical data, data, research records, compositions, annual product reviews, process validation reports, analytical method validation reports, specifications for stability trending and process controls, testing and reference standards for impurities in and degradation of products, technical data packages, chemical and physical characterizations, dissolution test methods and results, formulations for administration, clinical trial reports, regulatory communications and labeling and all other confidential or proprietary technical and business information, relating to the Licensed Products, whether written or oral and in whatever format kept.

1.19 “Licensed Products” means the 21-Day Licensed Product and the 28-Day Licensed Product.

1.20 “NDC” means the “National Drug Code” identifying number for a Licensed Product maintained by the FDA, which is an 11-digit number comprised of the labeler code (which is assigned by the FDA and identifies the establishment/manufacturer), product (which identifies the specific product or formulation), and package size code.

1.21 “Person” or “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority, or other entity or organization.

1.22 “Promotional Materials” means Galen’s promotional and advertising materials and programs relating to Finished Product sold under the Ovcon® trademark.

1.23 “Supply Agreement” means the Finished Product Supply Agreement attached hereto as Exhibit A, dated as of the date hereof and effective in accordance with the terms set forth therein.

1.24 “Term” means the Option Term and the License Term, as the same may be earlier terminated in accordance with this Agreement.

1.25 “Territory” means the United States and its states, territories and possessions, including the Commonwealth of Puerto Rico and the District of Columbia.

1.26 “Third Party” means any Person other than Barr, Galen and their respective Affiliates.

ARTICLE 2

OPTION

2.1 Grant of Option. Barr hereby grants to Galen, and Galen accepts from Barr, an exclusive, non-transferable (except as set forth in Section 3.2 and/or Section 9.6), irrevocable option (the “Option”) to acquire the licenses set forth in Section 3.1 (collectively, the “Licenses”), upon exercise in the manner described in Section 2.5. Barr shall not execute any agreements (including an agreement in principle or an option, contingent or future agreement) with an Affiliate or Third Party to exercise, or may not itself exercise, any rights in conflict with Galen’s rights in this Article 2. Barr may not sell, transfer or license the Approved ANDAs during the First License Term without Galen’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, that Barr may sell, transfer or license the Approved ANDAs during the First License Term without such consent (a) to any Affiliate of Barr, provided, no such assignment shall relieve Barr of its obligations hereunder, or (b) in connection with a merger, reorganization, change of control, or sale of all or substantially all of Barr’s business to which this Agreement relates; provided, further, that, notwithstanding anything in this Section 2.1 to the contrary, any permitted sale, transfer or license of the Approved ANDAs hereunder shall be expressly subject to Galen’s rights hereunder and any such transferee shall expressly agree to assume Barr’s obligations hereunder.

2.2 Payment for Option. On the Effective Date, Galen shall pay to Barr the non-refundable sum of One Million U.S. Dollars ($1,000,000) in immediately available funds by wire transfer to the credit of such bank account as designated by Barr in Schedule 2.2.

2.3 Deliveries on the Effective Date.

(a) On the Effective Date, Galen will deliver or cause to be delivered to Barr:

(i) a duly executed Supply Agreement;

(ii) a guarantee, duly executed by Galen Holdings PLC, in the form attached hereto as Exhibit B; and

(iii) any other agreements or documents reasonably necessary to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to Barr.

(b) On the Effective Date, Barr will deliver or cause to be delivered to Galen:

(i) a duly executed Supply Agreement;

(ii) a guarantee, duly executed by Barr Pharmaceuticals, Inc., in the form attached hereto as Exhibit C; and

(iii) any other agreements or documents reasonably necessary to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to Galen.

2.4 Option Term. The Option may be exercised at any time during the period (such period, the “Option Term”) commencing on the date that Galen receives notification from Barr that Barr has received the first notice from the FDA that an ANDA has become an Approved ANDA, and ending at 11:59 P.M., Eastern Standard Time on the forty-fifth (45th) day thereafter. Barr shall notify Galen in writing of its receipt of such notifications and as to the commencement of the Option Term as provided herein within three (3) Business Days following such receipt.

2.5 Exercise of Option. To exercise the Option, Galen shall deliver to Barr during the Option Term (a) a written notice, given in accordance with Section 9.5, indicating Galen’s election to exercise the Option and acquire the Licenses subject to the terms and conditions of this Agreement (the “Exercise Notice”) and (b) the Exercise Payment, in accordance with Section 2.6 (the date on which Barr has received all of the foregoing, the “Exercise Date”). For avoidance of doubt, notwithstanding that only one of the ANDAs becomes an Approved ANDA during the Option Term, the exercise of the Option shall be as to both ANDAs and the Licenses will be effective as to the second ANDA (and the Licensed Product related thereto) if and when such second ANDA shall become an Approved ANDA, immediately upon Barr’s receipt of written notice of such approval and without further action by either Party. Barr shall promptly notify Galen in writing as to Barr’s receipt of such second approval.

2.6 Events Upon Exercise.

(a) On or before the Exercise Date, Galen shall pay to Barr the non-refundable sum of Nineteen Million U.S. Dollars ($19,000,000) in immediately available funds by wire transfer to the credit of such bank account as designated by Barr in Schedule 2.2 (the “Exercise Payment”) in respect of the Licenses granted herein.

(b) On the Exercise Date, (i) the Licenses shall be deemed immediately granted as of such date and fully-paid and (ii) the Supply Agreement shall become effective.

ARTICLE 3

LICENSES

3.1 License Grant.

(a) Subject to the exercise of the Option and the other terms and conditions herein, Barr hereby grants to Galen an exclusive (including with respect to Barr and its Affiliates), fully-paid license under each Approved ANDA solely for the purposes of (i) marketing, having marketed, using, having used, commercializing, have commercialized, distributing, having distributed, offering for sale, selling and having sold the Licensed Products in the Territory and (ii) importing or exporting, or having imported or exported the Licensed Products solely for the purposes of clause (i), for a period commencing on the Exercise Date and ending at 11:59 p.m., Eastern Time, on the fifth (5th) anniversary thereof (the “First License Term”).

(b) At Galen’s election, the First License Term may be renewed on a non-exclusive basis, for a period commencing on the day immediately following the expiration of the First License Term and ending on the fifth (5th) anniversary of the date such period began (the “Second License Term” and together with the First License Term, the “License Term”), by written notice given to Barr at least six (6) months prior to the expiration of the First License Term.

(c) For purposes of clarity, the foregoing license does not grant to Galen or its sublicensees any right (i) to market, have marketed, commercialize, have commercialized, offer for sale, sell or have sold a Licensed Product outside of the Territory or (ii) to make or have made a Licensed Product anywhere in the world, except through Barr pursuant to, or as contemplated by Section 11.3, Schedule 11.3 and Section 12.3 of, the Supply Agreement.

3.2 Sublicenses and Subcontracting. Notwithstanding anything herein to the contrary, including Section 9.6, Galen may grant sublicenses in order to exercise its rights and carry out its obligations under this Agreement: (a) to its Affiliates, without the prior written consent of Barr; and (b) to third Persons, with Barr’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Galen acknowledges that the grant of a sublicense or use of a subcontractor shall not relieve Galen from, and Galen shall remain responsible for, all of its obligations under this Agreement. Galen shall be responsible for the compliance of its Affiliates, sublicensees and subcontractors (other than Barr) with this Agreement.

3.3 Exclusivity. During the First License Term, except as provided in the Supply Agreement, neither Barr nor its Affiliates shall, either itself or with or through a Third Party, (a) market, commercialize, distribute or sell a Licensed Product in the Territory or (b) import or export a Licensed Product for the purposes of clause (a).

3.4 No Implied Licenses. Only the licenses expressly granted herein shall be of legal force and effect. No license rights shall be created hereunder by implication, estoppel or otherwise.

3.5 Reservation of Rights.

(a) All rights not expressly granted to Galen hereunder are expressly reserved to Barr. Without limiting the foregoing, Barr may, at its discretion, (i) research, have researched, develop, have developed, make or have made, or, subject to Section 3.3, use or have used Licensed Products anywhere in the world at any time, (ii) (A) market, have marketed, commercialize, have commercialized, distribute, have distributed, offer for sale, sell and have sold Licensed Products outside the Territory at any time or (B) import or export, and have imported or exported Licensed products for the purposes of clause (A), and (iii) market, have marketed, commercialize, have commercialized, distribute, have distributed, offer for sale, sell and have sold, import or export, and have imported or exported Licensed Products within or outside the Territory after the expiration of the First License Term.

(b) Barr shall use its commercially reasonable efforts to ensure that Licensed Products (or their ex-Territorial equivalents) sold by it or on its behalf outside the Territory are not transferred to or resold in the Territory, except by Galen. In the event Barr learns of any such activities, it shall cease sales of such products to the offending third party until adequate controls are instituted to arrest such offending sales. Galen shall use its commercially reasonable efforts to ensure that Licensed Products sold by it or on its behalf within the Territory are not transferred to or resold outside the Territory, except by Barr. In the event Galen learns of any such activities, it shall cease sales of such Licensed Products to the offending third party until adequate controls are instituted to arrest such offending sales.

(c) As between the Parties, Barr shall retain ownership of all rights, title and interest in and to the ANDAs, subject to the licenses granted hereunder. Galen shall not contest such ownership or the validity of the ANDAs with respect to the Licensed Products, including in any Proceeding.

3.6 Inventions. As between the Parties, each Party shall be the sole and exclusive owner of any Know-How that it (or an Affiliate or Third Party on its behalf) invents, develops, discovers or creates after the Effective Date (“Inventions”). Nothing herein shall obligate either Party to invent, develop, discover or create any Inventions or to file, prosecute, defend or maintain any applications, registrations or patents relating to any of its Inventions. No Inventions of a Party will be made available to the other Party or deemed licensed to the other Party hereunder.

ARTICLE 4

REGULATORY MATTERS

4.1 Responsibility for the ANDAs.

(a) Barr shall maintain the ANDAs in compliance with all material requirements under Applicable Law. Where Barr may lawfully do so, Barr will provide Galen, upon written request after reasonable notice from Galen, with access to copies of all filings submitted by Barr to the FDA in respect of either of the ANDAs. Upon the reasonable request of Barr during the Term, Galen shall as promptly as practicable provide to Barr all such information in its possession or control relating to any Licensed Product as may be reasonably required for the foregoing regulatory activities, including sales distribution information relating to the Licensed Products, and otherwise shall provide reasonable assistance to Barr in (i) complying with all Applicable Law and other regulatory obligations in the Territory, including safety updates, amendments, annual reports, pharmacovigilance filings, investigator notifications, manufacturing facility inspections and certifications and product approvals and (ii) preparing the CMC Section of the ANDAs adequate to meet FDA standards with respect to CMC requirements. Neither Party shall at any time knowingly do, cause to be done, or omit or permit any act inconsistent with any such ANDAs.

(b) (i) Except as otherwise expressly provided in this Section 4.1, Barr shall be solely responsible for paying all costs and expenses in connection with managing and maintaining the ANDAs; (ii) Barr shall keep Galen informed on a timely basis as to any developments in respect of the ANDAs that would affect Galen, including all notices received from any Governmental Authority in connection with the ANDAs that would affect Galen; and (iii) Barr shall have the final decision-making authority in every matter in connection with the ANDAs and on whether and how to communicate with Governmental Authorities in connection therewith; provided that (x) Barr will not, except where required by Applicable Law or Governmental Authority, as required or permitted under this Agreement, or as consented to in writing by Galen from time to time, supplement, amend or otherwise alter either of the ANDAs so as to materially and adversely affect the rights granted to Galen hereunder, (y) Barr shall provide Galen with copies of all material correspondence to and from the FDA or other Governmental Authorities in the Territory, and (z) Barr will consult with Galen before taking any action in connection with either of the ANDAs that would adversely affect Galen (including any Recall of Licensed Products as contemplated by Section 4.4) and consider in good faith Galen’s position; provided that Barr shall have final decision-making authority as contemplated in clause (iii) above.

(c) In the event Barr materially breaches any of the provisions of this Section 4.1, notwithstanding anything herein to the contrary, in addition to any other rights and remedies to which Galen may be entitled, Galen may elect not to terminate this Agreement pursuant to Section 8.2(b), and instead to require Barr to appoint Galen as its exclusive agent with respect to all approvals and filings in the Territory in connection with the Licensed Products, and, accordingly, to promptly take all steps necessary to effect the foregoing appointment, including writing a letter to the appropriate Governmental Authorities in the Territory. In such event, as Barr’s agent, Galen shall, except as prohibited by Applicable Law, be the lead regulatory party in the Territory, and the rights and obligations of each Party under Sections 4.1, 4.4, 4.5, 4.6 and 4.7 shall, as appropriate, become the rights and obligations of the other Party; provided, that the rights provided by 4.1(b)(iii) shall remain vested in Barr, as the ANDA holder.

(d) Except as required by Applicable Law, as may be authorized by Barr from time to time or pursuant to clause (c) above, and subject to clause b(iii) above, during the Term, Galen shall not communicate directly with the FDA or any other Governmental Authority in the Territory relating to the ANDAs without the prior written consent of Barr, such consent not to be unreasonably withheld, conditioned or delayed. In furtherance thereof, Galen shall as promptly as practicable refer all FDA communications received by Galen during the Term relating to any Licensed Product to Barr.

(e) Barr shall not be liable to Galen for Losses incurred by Galen as a direct or indirect result of Galen’s failure to provide information under this Section 4.1.

(f) Barr or its relevant Affiliate may, without the consent of Galen, use or cross-reference the Approved ANDAs in connection with (i) manufacturing Licensed Products under the Supply Agreement or (ii) manufacturing anywhere in the world of any Licensed Product for the marketing, distribution or sale of such product outside the Territory.

4.2 Promotional Materials. Galen shall be solely responsible for ensuring that all Promotional Materials comply with the applicable labeling and ANDAs for a given Licensed Product and with Applicable Law. Notwithstanding Section 4.1(d), Galen shall be solely responsible for submitting all Promotional Materials to the FDA for review and for negotiating with the FDA for approvals of such Promotional Materials; provided that Barr has submitted to the FDA such authorization as may be required by Applicable Law for Galen to submit such Promotional Materials (which Barr will use its commercially reasonable efforts to effect as promptly as reasonably practicable after the Exercise Date; and until such time as such authorizations have been effected, Barr shall use its commercially reasonable efforts to submit all Promotional Materials as required hereunder on behalf of Galen).

4.3 Regulatory Matters Outside the Territory. In the event that a Governmental Authority outside of the Territory in a country where Barr is developing Licensed Products (or, for all purposes of this Section 4.3, their extra-Territorial equivalents) requests that Barr provide it with information within Galen’s possession and such information is not otherwise in Barr’s possession, upon Barr’s reasonable request, Galen will as promptly as practicable make available to Barr such tangible written information in Galen’s possession and control that is requested by such Governmental Authority. Notwithstanding the foregoing, Galen may instead agree, in its sole discretion, to provide such information directly to the applicable Governmental Authority, as the case may be, or to an independent Third Party of its choosing, and shall respond directly (or through its independent agent) to any questions or inquiries from such Governmental Authority regarding the information. In addition, Galen shall have no duty to disclose any of its proprietary or confidential information to any Governmental Authority or any other party, unless the Governmental Authority in question provides for the protection of such proprietary or confidential information from disclosure in a manner substantially similar to that provided by the FDA, and Barr shall provide such cooperation reasonably requested by Galen to assist Galen in receiving such protection. Barr shall reimburse Galen for the out-of-pocket costs and expenses incurred by Galen in complying with any such requests. Galen shall endeavor in good faith to cooperate and comply with any requests from Barr or from any Governmental Authority pursuant to this Section 4.3.

4.4 Recalls.

(a) In the event that either Party obtains information that a Licensed Product or any portion thereof should be alleged or proven not to meet the specifications, labeling, or Approved ANDA for such Licensed Product or to be otherwise defective in the Territory, such Party shall notify the other Party immediately and both Parties shall cooperate fully regarding the investigation and disposition of any such matter, including with respect to any Licensed Product recall, Licensed Product withdrawal or filed correction, as appropriate (collectively, a “Recall”).

Barr and Galen shall each maintain such traceability records as are sufficient and as may be necessary to permit a Recall or field correction of any Licensed Products. In the event (i) any applicable Governmental Authority should issue a request, directive or order that a Licensed Product be Recalled or (ii) either Party determines that any Licensed Product already in interstate commerce in the Territory presents a risk of injury or gross deception or is otherwise defective and that a Recall of such Licensed Product is appropriate, each Party shall give telephonic notice (to be confirmed in writing) to the other within 24 hours of the occurrence of such event.

(b) During (i) the First License Term and (ii) the Second License Term for so long as Galen is the only Person commercializing Licensed Products, Galen shall consult with Barr, but Galen shall have sole responsibility, in its reasonable discretion (but subject to the superseding rights of Barr as the ANDA holder to have the final say pursuant to Section 4.1), for determining all corrective action to be taken (including a Recall) and for carrying out the Recall, if any, which shall be conducted in its own name. Barr will provide reasonable cooperation and assistance to Galen upon request in connection therewith. Barr shall be responsible for all costs and expenses of any such Recall (including any reasonable out-of-pocket costs incurred by Galen in connection with such cooperation) where Barr supplied such product under the Supply Agreement, except to the extent such Recall is attributable to Galen’s (or its designees’, subcontractors’ or Affiliates’) breach of their respective obligations or representations or warranties under this Agreement or the Supply Agreement. Where Galen has elected to assume the manufacturing of the Licensed Product under Section 11.3 of the Supply Agreement and the product subject to such Recall is manufactured by Galen, Galen shall be responsible for all costs and expenses of any such Recall (including any reasonable out-of-pocket costs incurred by Barr in connection with any cooperation it provides hereunder). Commencing during the Second License Term on the date, if any, that Galen is not the only Person commercializing Licensed Products, Barr shall have sole responsibility, in its reasonable discretion, for determining all corrective action to be taken (including a Recall) and for carrying out the Recall, if any, which shall be conducted in its own name. Galen will provide reasonable cooperation and assistance to Barr upon request in connection therewith. Barr shall be responsible for all costs and expenses of any such Recall (including any reasonable out-of-pocket costs incurred by Galen in connection with such cooperation), except to the extent such Recall is attributable to Galen’s (or its designees’, subcontractors’ or Affiliates’) breach of their respective obligations or representations or warranties under this Agreement or the Supply Agreement.

4.5 Adverse Experience. For so long as there is unexpired Licensed Product manufactured under an Approved ANDA in Galen’s inventory, at its wholesalers or their retailers, each Party shall promptly notify the other Party of any significant event(s) that affects the marketing of the Licensed Products, including adverse drug experiences and inquiries by Governmental Authorities. The holder of the ANDA shall have the reporting responsibility for such events as provided under Applicable Law. Each of Barr and Galen shall cooperate with the other Party in connection therewith as reasonably requested by the other Party and as follows:

(a) Serious Adverse Events (as defined in Section 4.5(b) below) for the Licensed Products of which one Party becomes aware shall be submitted to the other Party within three (3) Business Days but no more than four (4) calendar days from the date the first-mentioned Party first became aware of such Serious Adverse Event. Non-Serious Adverse Events (as defined in Section 4.5(b) below) for the Licensed Products that are reported to one Party shall be submitted to the other Party no more than one (1) month from the date received by the first-mentioned Party; provided, however, that medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent a Serious Adverse Event outcome.

(b) Until the reporting procedures referenced in Section 4.5(e) herein have been instituted by the Parties, a “Serious Adverse Event” for the Licensed Products shall have the meaning set forth in 21 CFR § 314.80(a), as amended from time to time and a “Non-Serious Adverse Event” for the Licensed Products means an untoward medical occurrence at any dose for any of the Licensed Products that is not a Serious Adverse Event.

(c) Galen shall report all such Non-Serious Adverse events involving the Licensed Products learned by it to:

Barr Laboratories, Inc.

400 Chestnut Ridge Road

Woodcliff Lake, NJ 07677

Attention: Associate Director – Regulatory Affairs

Facsimile No: 201-930-3330

Telephone No: 201-930-3300

Barr shall report all such Non-Serious Adverse events involving the Licensed Products learned by it to:

Warner Chilcott, Inc.

100 Enterprise Drive

Rockaway, NJ 07866

Attention: Vice President – Regulatory Affairs

Facsimile No.: 973-442-3280

Telephone No.: 973-442-3233

A Party shall use its commercially reasonable efforts to provide a CIOMS-I form or a form that contains the data elements of a CIOMS-I form.

(d) Serious Adverse Events concerning the Licensed Products learned by Barr shall be reported by Barr to Galen at the time that Barr reports such events to FDA, and shall be sent to:

Warner Chilcott, Inc.

100 Enterprise Drive

Rockaway, NJ 07866

Attention: Vice President – Regulatory Affairs

Facsimile No.: 973-442-3280

Telephone No.: 973-442-3233

Serious Adverse Events concerning the Licensed Products learned by Galen shall be reported by Galen to Barr as set forth in 4.5(a), and shall be sent to:

Barr Laboratories, Inc.

400 Chestnut Ridge Road

Woodcliff Lake, NJ 07677

Attention: Associate Director – Regulatory Director

Facsimile No: 201-930-3330

Telephone No: 201-930-3300

A Party shall use its commercially reasonable efforts to provide a CIOMS-I form or a form that contains the data elements of a CIOMS-I form.

(e) As soon as practicable, each Party shall use its commercially reasonable efforts to negotiate and agree to mutually acceptable procedures for reporting Serious Adverse Events and Non-Serious Adverse Events, as applicable, to the other Party. The Parties shall pay their respective costs and expenses incurred in reporting to the other Party Serious Adverse Events and Non-Serious Adverse Events, as applicable.

4.6 Product Quality Complaints. For so long as Barr, its Affiliate or permitted designee is the manufacturer of any Licensed Product, Barr will consult with Galen, but Barr shall have responsibility, at its sole cost and expense, for handling all Product Quality Complaints concerning such Licensed Products in the Territory, except to the extent such Product Quality Complaint is attributable to Galen’s (or its designees’, subcontractors’ or Affiliates’) breach of their respective obligations or representations or warranties under this Agreement or the Supply Agreement, in which case, Galen shall reimburse Barr for the reasonable cost and expense of handling such Product Quality Complaint. Galen will provide reasonable cooperation and assistance to Barr upon request in connection therewith. Galen shall inform Barr’s Vice President Regulatory Affairs (or his or her designee) of any Product Quality Complaint received within three (3) Business Days but no more than four (4) calendar days from the date received by Galen. With respect to any Licensed Product that is not manufactured by Barr or its Affiliate under the Supply Agreement, Galen shall have responsibility, at its sole cost and expense, for handling all Product Quality Complaints concerning such Licensed Product. “Product Quality Complaint” means any complaint that questions the purity, identity, potency or quality of any Licensed Product, its packaging, or labeling, or any complaint that concerns any incident that causes the drug product or its labeling to be mistaken for, or applied to, another article or any bacteriological contamination, or any significant chemical, physical, or other change or deterioration in the distributed drug product, or any failure of one or more distributed batches of the drug product to meet the specifications therefor in the applicable ANDA for such Licensed Product. Such information shall be sent to Barr as set forth in Section 4.5 above, and, upon receipt, Barr will initiate a complaint investigation. For Product Quality Complaints received by Barr relating to the Licensed Products, Barr will notify Galen within three (3) Business Days but no more than four (4) days from the receipt date by Barr and, if manufactured by or for Barr, will initiate a complaint investigation. Barr shall conduct such investigation and report its findings to Galen’s Regulatory Affairs Department.

4.7 Medical Inquiries. Galen shall have sole responsibility, at its cost and expense, for handling all medical inquiries concerning the Licensed Products in the Territory. Barr shall refer all routine medical information requests in writing to Galen as set forth in Section 4.5. Urgent medical information requests shall be referred by Barr to Galen by telephone. Notwithstanding anything herein to the contrary, including Article 6, but subject to Applicable Law, all information reported to a Party by the other Party under these Sections 4.5, 4.6 and 4.7 may be disclosed by such Party in its reasonable discretion to any third Person who manufactured a pertinent component of the applicable Licensed Product for such Party; provided that such Party shall include the other Party in all such communications and disclosures with such manufacturer.

4.8 NDC Number. Galen will utilize an NDC number in the form of XXXX-YYYY- ZZ that contains Galen’s or its Affiliate’s own labeler code (i.e., the XXXX portion of the NDC) as assigned by FDA, for Galen’s or its Affiliate’s sales and distribution of Licensed Product. Galen may change the product code (the YYYY portion of the NDC) or the package size code (the ZZ of the NDC) of its NDC number with the consent of Barr, which consent shall not be unreasonably withheld, subject in each case to applicable provisions of the Supply Agreement.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date that:

(a) such Party is a corporation or entity duly organized, validly existing and, to the extent such concept is recognized in non-United States jurisdictions, in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) the execution, delivery of this Agreement by such Party and the performance of its obligations hereunder does not require any shareholder action or approval, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action;

(c) except for (a) filings under the HSR Act, which have been made in connection with this Agreement prior to the date hereof, and (b) FDA approval of the ANDAs, no consent or approval of any Governmental Authority is required in connection with the valid execution, delivery and performance of this Agreement by such Party, except where the failure to obtain any of the foregoing would not have a material adverse impact on the ability of such Party to meet its obligations hereunder;

(d) assuming the due authorization, execution and delivery of this Agreement by the other Party, this Agreement is a valid obligation binding upon such Party and enforceable in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or (ii) equitable principles of general applicability;

(e) the execution, delivery and performance by such Party of this Agreement do not and will not, and its compliance with the terms and provisions hereof does not and will not, conflict with, result in a breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any of the terms, rights, obligations or provisions of (i) any other contractual or other obligations of such Party, or to which such Party’s assets are subject, (ii) the provisions of its certificate of incorporation, operating documents or bylaws or (iii) assuming compliance with the matters set forth in subsection (c) above, any order, writ, injunction or decree of any Governmental Authority entered against it or by which it or any of its property is bound except where such breach or conflict would not materially impact the Party’s ability to meet its obligations hereunder;

(f) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Party; and

(g) except as set forth in Schedule 5.1(g), no action, audit, litigation, investigation, suit or proceeding (“Proceeding”) by or before any Governmental Authority relating to the Licensed Products or the transactions contemplated hereby is pending against or threatened in writing or, to the knowledge of such Party, threatened orally against such Party, in each case which has had, or would have a material adverse impact on such Party’s ability to meet its obligations hereunder.

5.2 Representations of Barr.

(a) Schedule 5.2 sets forth a list of all Abbreviated New Drug Applications submitted to the FDA by Barr or its Affiliates as of the Effective Date to market any product that is proposed to be an AB-rated equivalent (as defined in the 23rd edition of the Approved Drug Product with Therapeutic Equivalence Evaluations which is published by the United States Department of Health and Human Services) to any product sold under the Ovcon® trademark in the Territory (the “ANDA Applications”).

(b) Except as set forth on Schedule 5.2, Barr is the sole and exclusive owner of the ANDA Applications and has not granted any other Person any right of reference with respect thereto.

5.3 Mutual Covenants.

(a) Each Party covenants to the other that it shall comply in all material respects with all Applicable Law in its performance under this Agreement.

(b) Prior to the Closing Date, each Party has made all filings required under Applicable Law. Each of Galen and Barr shall, in connection with any investigation or inquiry by any Governmental Authority in connection with the transactions contemplated by this Agreement, (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the foregoing, (ii) keep each other apprised of any communications with all such Governmental Authorities and (iii) use its commercially reasonable efforts to comply with and terminate any such investigation or inquiry. Each of

Galen and Barr shall use its reasonable best efforts to obtain any clearance required under the HSR Act or such other Applicable Law for the consummation of the transactions contemplated hereby; provided that (x) Barr shall be solely responsible for all fees payable to any Governmental Authority under the HSR Act, and (y) Galen shall not be required under this Section 5.3(b) to pay money or assume any material obligation in order to obtain the approval or clearance, or expiration of the waiting period.

5.4 Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF APPLICABLE LAW.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidentiality. The Mutual Confidentiality Agreement between Barr Laboratories, Inc. and Galen Holdings PLC, dated as of April 25, 2002 (the “Confidentiality Agreement”), shall remain in full force and effect, the terms of which are hereby incorporated by reference, as amended and/or clarified by this Agreement, including in particular by Article 3 on the terms contained herein (as it affects paragraph 4 of the Confidentiality Agreement) and this Article 6.

6.2 Amendments and Clarifications. The Parties hereby acknowledge and agree that (a) Barr and Galen agree to be bound by the terms and conditions of the Confidentiality Agreement as if they were originally parties thereto; (b) the term of the Confidentiality Agreement is amended such that it shall not terminate until the later of (i) five (5) years after the termination of the business relationship between the parties to the Confidentiality Agreement on its original terms or (ii) ten (10) years following the Term; (c) the terms of this Agreement and the transactions contemplated hereunder, and any information exchanged hereunder shall be deemed “Confidential Information” for purposes of the Confidentiality Agreement and any use or disclosure thereof shall be governed by such agreement; (d) Galen shall have the right to disclose the Confidential Information of Barr relating to the ANDAs to the extent reasonably necessary for Galen to fully exploit the licenses granted and to fulfill its obligations hereunder, notwithstanding the last sentence of paragraph 1 of the Confidentiality Agreement; provided, that Galen has obtained appropriate undertakings of confidentiality from the recipient of such Confidential Information and shall be liable for any breach by such recipient of such undertakings; and (e) the legal department of each Party shall be permitted to retain one copy of the other Party’s Confidential Information solely for archival purposes, notwithstanding paragraph 5 of the Confidentiality Agreement. Each Party acknowledges that any and all other information provided to it by the other Party or its Representatives concerning such other Party and its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Effective Date.

6.3 Unauthorized Use. If either Party becomes aware or has knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it shall promptly notify the disclosing Party of such unauthorized use or disclosure.

6.4 Publicity. Except (a) as set forth in the press release agreed by the Parties pursuant to this Section 6.4, (b) as consistent with the press release issued pursuant to this Section 6.4 and (c) as may be required to be made by the New York Stock Exchange, the NASDAQ National Market, the U.K. Listing Authority or other applicable stock exchange or regulatory authority, Applicable Law or other legal process, neither Party shall make or allow the publication of any press release or public announcement with respect to this Agreement or any of the transactions contemplated hereby, without the prior written approval of the other Party, which shall not unreasonably be withheld, conditioned or delayed. Attached as Schedule 6.4 is a joint press release announcing the execution of this Agreement that the Parties shall issue promptly following the Effective Date.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification by Galen. Galen agrees to defend, indemnify and hold harmless Barr and its Affiliates and their respective officers, directors, employees, agents and representatives (“Related Parties”) from and against any and all Damages incurred or suffered by such Persons to the extent caused by or arising out of or in connection with any breach of any representation or warranty, covenant or agreement made by Galen in this Agreement, except to the extent caused by the gross negligence or willful misconduct of Barr or its Related Parties.

7.2 Indemnification by Barr. Barr agrees to defend, indemnify and hold harmless Galen and its Affiliates and their Related Parties from and against any and all Damages incurred or suffered by such Persons to the extent caused by or arising out of or in connection with any breach of any representation, warranty, covenant or agreement made by Barr in this Agreement, except to the extent caused by the gross negligence or willful misconduct of Galen or its Related Parties.

7.3 Notice of Claims; Third Party Claims.

(a) Any Person to be indemnified under this Article 7 (the “Indemnified Party”) shall promptly notify in writing the Party from whom indemnification is sought (the “Indemnifying Party”) of any potentially indemnifiable claim in reasonable detail; provided that any notice failure hereunder shall not limit the obligation of the Indemnifying Party, except to the extent the Indemnifying Party is materially prejudiced thereby.

(b) The Indemnifying Party shall conduct and control the defense of any indemnifiable claim, but may not compromise or settle any such claim in any matter that affects the rights or obligations of the Indemnified Party without the approval of the Indemnified Party, such approval not to be unreasonably withheld. No Indemnified Party may compromise or settle any indemnifiable claim for hereunder without the consent of the Indemnifying Party. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such claim through counsel of its choice, at its own cost and expense.

(c) The Parties shall cooperate in the defense of any indemnifiable claim and shall inform each other of its progress. The Parties shall cooperate to mitigate all Damages in connection with an indemnifiable claim.

7.4 Indemnification Payment Obligation. Except for Damages resulting from breaches of any representations and warranties contained in Sections 5.1(a), (b), (d) and (g), there shall be no liability for indemnification under this Article 7 unless and until the cumulative aggregate amount of indemnifiable Damages for which an Indemnifying Party is responsible equals or exceeds Two Million Dollars (US$2,000,000) (the “Deductible Amount”), in which event the Indemnifying Party shall pay all amounts in excess of the Deductible Amount in accordance with the terms hereof; provided the maximum aggregate amount of indemnifiable Damages which may be recovered by an Indemnified Party hereunder shall be an amount equal to Twenty Million Dollars (US$20,000,000).

7.5 Indemnification Payment Adjustments. The amount of any Damages for which indemnification is provided under this Article 7 shall be net of (a) any amount recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any Person and (b) the amount of any insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages. If the amount to be netted hereunder from any payment required under Article 7 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party in accordance with the terms of this Article 7, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 7 had such determination been made at the time of or prior to such payment.

7.6 Survival. If the Option is exercised, the representations and warranties of the Parties contained herein shall survive the Exercise Date and shall remain in full force and effect, regardless of any investigation made by or on behalf of Galen or Barr, for a period of twenty-four (24) months after the Exercise Date, unless prior to such date, a claim for indemnification with respect thereto shall have been made by written notice given under Section 7.3.

7.7 Insurance. Each Party will obtain and maintain, during the Term, at its own cost and expense, with reputable and financially sound insurance carriers, comprehensive commercial general liability insurance, including product liability insurance, to cover such Party’s indemnification obligations hereunder, or self-insurance, in amounts consistent with such Party’s normal business practices. Each Party will name the other Party as an additional insured on each such insurance policy. Each such policy or self-insurance shall be in types and amount that are reasonable and customary in the pharmaceutical industry for companies engaged in similar business and operations and amounts that meet all contractual requirements of each Party’s vendors, distributors or other contractors, at a minimum of fifty million US Dollars (US$50,000,000) coverage. Maintenance of such insurance coverage will not relieve a Party of any responsibility under this Agreement for Damages in excess of such insurance limits or otherwise. Each Party will provide the other Party, upon reasonable request, with a certificate from the insurer(s) evidencing such insurance coverage.

7.8 Limitation of Liabilities. EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER WITH RESPECT TO THIRD PARTY CLAIMS, NEITHER PARTY WILL BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES, HOWEVER CAUSED OR UPON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE, GROSS

NEGLIGENCE OR WILLFUL MISCONDUCT) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ITS PERFORMANCE HEREUNDER.

7.9 Sole and Exclusive Remedy. The Parties acknowledge and agree that the remedies provided for in this Agreement shall be the Parties’ sole and exclusive remedy with respect to the subject matter of this Agreement, except for claims based on fraud or willful misconduct. Notwithstanding the foregoing, the Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement in addition to any other remedy to which they are entitled in equity.

ARTICLE 8

TERM AND TERMINATION

8.1 Term. Unless earlier terminated by the written agreement of the Parties or pursuant to the provisions of Section 8.2, and subject to Section 8.4:

(a) if no Exercise Notice is properly given and/or no Exercise Payment is timely made, this Agreement shall terminate upon the expiration of the Option Term; and upon such termination, this Agreement shall no longer have any force or effect, and neither Party shall have any obligation or liability to the other hereunder, except pursuant to Article 6; and

(b) if an Exercise Notice is properly given and the Exercise Payment timely made, this Agreement shall terminate upon the expiration of the License Term.

8.2 Rights of Termination.

(a) Voluntary Termination by Either Party. Notwithstanding any other provision herein, either Party may terminate this Agreement on a Licensed Product-by-Licensed Product basis immediately upon written notice to the other Party in the event that the FDA notifies Barr in writing that it has finally rejected the ANDA relating to such Licensed Product, and such rejection is not appealable. For avoidance of doubt, any termination pursuant to this Section 8.2 as to one Licensed Product (but not both Licensed Products) shall not modify the amount of any payment due under Article 2 in connection with exercising the Option as to the other Licensed Product.

(b) Material Breach. Either Party may terminate this Agreement by providing written notice of such termination to the other Party, if (i) the other party fails to pay any amount of money due and payable hereunder and not disputed in good faith, and fails to remedy the same after thirty (30) days written notice or (ii) the other Party is finally adjudicated to have materially breached any provision of this Agreement, which breach materially adversely affects the other Party’s rights under this Agreement, in the aggregate, and the breaching party fails to remedy the same within ninety (90) days after written notice given after such adjudication (a “Breach Notice”) (or, if applicable, such longer period (not exceeding one hundred twenty (120) days) as would be reasonably necessary for a diligent party to cure such material breach; provided that the breaching Party has commenced and continues diligent efforts to cure during the initial ninety (90) day period following receipt of the Breach Notice.

(c) Termination of Supply Agreement. This Agreement shall terminate automatically without further action by either Party in the event the Supply Agreement is terminated by Barr pursuant to Sections 10.2(a) and 10.2(c) thereof.

(d) Bankruptcy. Either Party may, subject to the provisions set forth herein, terminate this Agreement immediately without further notice to the other Party if, at any time, the other Party shall: (i) file in any court pursuant to any statute a petition for bankruptcy or insolvency, or for reorganization in bankruptcy, or for an arrangement or for the appointment of a receiver, trustee or administrator of such Party or of its assets; (ii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within thirty (30) days after the filing thereof; (iii) propose or be a party to any dissolution; or (iv) make an assignment for the benefit of its creditors. For avoidance of doubt, all rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of “intellectual property” as defined thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code; provided, however, that should Barr become a party to a bankruptcy proceeding and such proceeding is not dismissed within thirty (30) days then, to the extent permitted by law, this Agreement and the licenses granted by Barr hereunder shall be adopted by any bankruptcy trustee or relevant third party charged with the disposition of same, and shall not be rejected by same, it being the Parties’ intent that, in such event, Galen and its Affiliates and sublicensees shall be entitled to retain the rights granted to them hereunder by Barr. Further, upon the bankruptcy of Barr, Galen shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to Galen unless Barr elects to continue, and continues, to perform all of its obligations under this Agreement.

8.3 Effect of Expiration or Termination. Expiration or termination of this Agreement pursuant to this Article 8 by either Party shall not (a) relieve a Party of any obligation accruing to such Party prior to such termination, or (b) result in the waiver of any right or remedy by a Party accruing to such Party prior to such termination.

8.4 Accrued Rights; Surviving Obligations. Unless explicitly provided otherwise in this Agreement, termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights, which shall have accrued to the benefit to any Party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of the Agreement, including those obligations set forth in this Section 8.4, in Sections 3.6, and 8.3 and in Articles 6, 7 and 9.

ARTICLE 9

MISCELLANEOUS

9.1 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.2 Compliance with Export Regulations. Neither Party shall export any technology licensed to it by the other Party under this Agreement, except (a) if permitted under this Agreement and (b) in compliance with United States export laws and regulations.

9.3 Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party which shall have incurred the same and the other Party shall have no liability relating thereto.

9.4 Force Majeure. Neither Party shall be liable to the other Party for loss or damages, or shall have any right to terminate this Agreement for any default or delay attributable to any Force Majeure; provided, that the Party affected gives prompt notice of any such cause to the other Party and of the period for which such Force Majeure is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations hereunder for such actual time as it is thereby disabled from performing such obligations solely due to the continuance of the Force Majeure event; provided, that such affected Party promptly commences and continues to use its commercially reasonable efforts to (a) cure such disablement and (b) mitigate its effects.

9.5 Notices. Notices to Barr shall be addressed to:

Barr Laboratories, Inc.

400 Chestnut Ridge Road

Woodcliff Lake, NJ 07677-7668, USA

Attention: President

Facsimile No.: +1 (888) 843-0563

and to:

Barr Laboratories, Inc.

400 Chestnut Ridge Road

Woodcliff Lake, NJ 07677-7668, USA

Attention: General Counsel

Facsimile No.: +1 (888) 843-0563

with a copy to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540

Attention: Randall B. Sunberg

Facsimile No.: +1 (609) 919-6639

Notices to Galen shall be addressed to:

Galen (Chemicals) Limited

4 Adelaide Street

Dun Laoghaire, Co. Dublin

Ireland

Attention: Senior Vice President, Finance

Facsimile No.: 011-33-1-214-8477

With a copy to

Galen Holdings PLC

c/o Warner Chilcott, Inc.

100 Enterprise Drive

Rockaway, NJ 07866

Attention: Executive Vice President,

Corporate Development and General Counsel

Facsimile No.: +1 (973) 442-3316

Either Party may change the address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by overnight courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the fifth (5th) Business Day following the date of post mark in the case of delivery by mail.

9.6 Assignment. Neither Party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party; except to an Affiliate, or in connection with a merger, reorganization, change of control or sale of all or substantially all of the applicable business. Any purported assignment in violation of the foregoing shall be null and void ab initio and of no force or effect. No assignment of this Agreement will relieve the assigning Party from any of its obligations hereunder. In the event of a permitted assignment, this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns.

9.7 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

9.8 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The failure of any Party to assert its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.9 Governing Law. This Agreement and any dispute arising out of or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York. With respect to any Proceeding relating to this Agreement, each Party irrevocably agrees and consents to the exclusive jurisdiction of the federal and state courts in Manhattan, New York and waives any objection to venue of any such proceeding brought in any such court. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY SUCH PROCEEDING.

9.10 Escalation. Before either Party shall be entitled to file a lawsuit in connection with disputes under this Agreement, either Party may, by written notice to the other Party, require the Parties to submit any such disputed matter to the Chief Executive Officers of the Parties, who shall meet and use good faith efforts to negotiate a resolution within thirty (30) days of receipt of such notice. In the event that the Chief Executive Officers are unable to resolve such dispute within such 30-day period, either Party shall be entitled to seek all legal recourse available to it in connection therewith. The Chief Executive Officers shall issue their resolution in writing.

9.11 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall negotiate in good faith for a substitute provision and for such invalid, illegal, or unenforceable provisions which valid provision shall continue the intent and purpose of such invalid provisions, and the validity, legality and enforceability of the remaining provisions shall not in any way be impaired thereby.

9.12 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

9.13 Certain Conventions. As used in this Agreement, the masculine shall include the feminine and neuter, and the singular shall include the plural and the plural shall include the singular, in each case as the context may require. The word “including” shall be deemed followed by “without limitation”, “but not limited to” or words of similar meaning. Any reference to an Article, Section, subsection or clause is a reference to an Article, Section, subsection or clause of this Agreement unless otherwise expressly indicated.

9.14 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

9.15 Entire Agreement of the Parties. This Agreement and the Supply Agreement, together with the Schedules and Exhibits hereto and thereto, constitute and contain the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements whether oral or written, between the Parties respecting the subject matter hereof and thereof; except for the Confidentiality Agreement which shall remain full force and effect as modified hereunder, and the terms of which are incorporated herein by reference. For the avoidance of doubt, in the case of any inconsistency with respect to the supply of Licensed Product, the Parties expressly agree that the terms of the Supply Agreement (including the Quality Agreement attached thereto) shall control.

9.16 Independent Contractors. The relationship between the Parties created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

9.17 No Third Party Beneficiaries. No Person other than the Parties hereto and their respective Affiliates, successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any legal or equitable rights or benefits to enforce any provision of this Agreement.

9.18 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement as of the Effective Date.

BARR LABORATORIES, INC.

By:	/s/ Paul M. Bisaro
Name:	Paul M. Bisaro
Title:	President & COO

GALEN (CHEMICALS) LIMITED

By:	/s/ Illegible
Name:
Title:

SIGNATURE PAGE TO OPTION AND LICENSE AGREEMENT

Schedule 2.2

Barr Wire Transfer Instructions

Boston Safe Deposit and Trust

135 Santilli Highway

Everett, MA 02149-1906

ABA# 011-001234

Account Name: Barr Laboratories, Inc.

Account # 137871

Schedule 5.1(g)

Proceedings

1.	Investigations by the FTC relating to the (1) letter dated December 16, 2003 from Andrew S. Ginsburg of the FTC to Anthony D. Bruno of Galen Holdings PLC and (2) letter dated February 17, 2004 from Bradley S. Albert of the FTC to Charles E. Koob of Simpson Thacher & Bartlett LLP.

Schedule 5.2

ANDA Applications; Exceptions

ANDA No. 76-198

ANDA No. 76-238

Schedule 6.4

Press Release

See attached.

400 Chestnut Ridge Road	Seagoe Industrial Estate
Woodcliff Lake, NJ 07677	Craigavon BT63 5UA
201-930-3300	United Kingdom
44 (0) 28 3833 4974

NEWS RELEASE

CONTACTS:

Barr Pharmaceuticals, Inc.
Carol A. Cox	Tel:	201-930-3720
	email:	ccox@barrlabs.com

Galen Holdings PLC
David Kelly	Tel:	44 (0) 28 3836 3634
Sr. Vice President, Finance and Planning	email:	david.kelly@galenplc.com

Financial Dynamics	Tel:	44 (0) 207 831 3113
Francetta Carr

Barr and Galen Announce Agreements for Duramed to Acquire Exclusive Rights to Galen’s Loestrin® Oral Contraceptive Products

Galen to Receive Option to License Barr’s Generic Ovcon® 35 Oral Contraceptive; Parties Continue to Negotiate Settlement of Outstanding Patent Challenges on Estrostep® and femhrt®

Woodcliff Lake, NJ and Craigavon, Northern Ireland - March 25, 2004 – Barr Pharmaceuticals, Inc. (NYSE: BRL) and Galen Holdings PLC (LSE: GAL.L, NASDAQ: GALN) today announced that they have completed an agreement under which Barr Pharmaceuticals’ subsidiary, Duramed Pharmaceuticals, Inc., has acquired from Galen the exclusive rights in the United States and Canada for Loestrin® and Loestrin® FE oral contraceptive products. Under the terms of a second agreement, Barr Pharmaceuticals’ subsidiary, Barr Laboratories, Inc., granted Galen an option to acquire an exclusive license for Barr’s generic version of Galen’s Ovcon® 35 oral contraceptive. Ban-Laboratories has a pending Abbreviated New Drug Application (ANDA) for the 0.4 mg norethindrone/0.035 mg ethinyl estradiol 21-day and 28-day generic Ovcon® 35 products.

Letters of intent related to the completed transactions were signed and announced in September 2003. Barr Laboratories and Galen continue to negotiate a settlement of pending litigation between the companies regarding Galen’s femhrt® hormone therapy and Estrostep® oral contraceptive products that, if completed, would allow Barr Laboratories to launch generic versions of those products under the terms of a non-exclusive license six months prior to patent expiry.

Loestrin® Product License Agreement

Under the terms of the agreement, Duramed acquired from Galen the exclusive rights to manufacture and market Loestrin® products in the United States and Canada for $45 million.

Option Agreement Related to Ovcon® 35 Oral Contraceptive

Under the terms of a second agreement, Barr Laboratories granted Galen an option to acquire an exclusive license under its ANDA for Ovcon® 35, which is currently pending at the U.S. Food & Drug Administration (FDA). Within 45 days of FDA approval of Barr Laboratories’ ANDA for Ovcon® 35, Galen has the right to exercise its option. If Galen chooses to exercise the option, it would be granted a five-year exclusive license to sell the product under the ANDA. At the end of the five-year term, Galen can extend the license on a non-exclusive basis for an additional five-year period. Galen made a $1 million payment to Barr Laboratories upon signing the option agreement and would pay Barr an additional $19 million at the time of the exercise of the option.

Barr Pharmaceuticals, Inc. is engaged through its subsidiaries in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

Galen is a specialty pharmaceutical company based in Craigavon, Northern Ireland and Rockaway, New Jersey, US. The Galen group of companies develops, acquires and manufactures branded prescription pharmaceutical products, which are promoted by the group’s sales and marketing divisions in the UK, Ireland and the US.

Forward-Looking Statements

The following press release contains a number of forward-looking statements. To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the difficulty of predicting the timing of U.S. Food and Drug Administration, or FDA, approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; the success of our product development activities; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing; the ability to develop and launch new products on a timely basis; the availability of raw materials; the availability of any product we purchase and sell as a distributor; our mix of product sales between manufactured products, which typically have higher margins, and distributed products, which typically have lower margins, during any given period; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing new enterprise resource planning systems; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call fax service. For a menu of Barr’s previous releases, or to receive a specific release via fax call: 800-758-5804 — ext. 089750. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For further information on Galen, please visit www.galenplc.com. Loestrin®, Loestrin® FE, femhrt®, Estrostep® and Ovcon® are registered trademarks of Galen (Chemicals) Limited.]

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